EXHIBIT 21.1

ROSE ROCK MIDSTREAM, L.P.

List of Subsidiaries

Name	Jurisdiction of Organization
Rose Rock Midstream Operating, LLC	Delaware
Rose Rock Midstream Energy GP, LLC	Delaware
SemCrude, L.P.	Delaware